NEWS
For Immediate Release	The Inventor of MR Scanning™
Contact: Daniel Culver	An ISO 9001 Company
Director of Communications	Melville, New York 11747
E-mail: investor@fonar.com	Phone: (631) 694-2929
www.fonar.com	Fax: (631) 390-1772

FONAR ANNOUNCES SIX MONTHS AND 2ND QUARTER FINANCIAL RESULTS FOR FISCAL 2023

·	Total MRI scan volume at the HMCA-managed sites decreased 5% to 89,888 scans for the six months ending December 31, 2022 versus the corresponding period one year earlier.
·	Cash and cash equivalents and short-term investments increased 2% to $49.5 million at December 31, 2022, versus the fiscal year ended June 30, 2022.
·	Total Revenues-Net for the six month period ended December 31, 2022 decreased by 2% to $47.4 million, and for the quarter ended December 31, 2022 decreased by 1% to $24.3 million, versus corresponding periods one year earlier.
·	Income from Operations for the six month period ended December 31, 2022 decreased 33% to $8.1 million, and for the quarter ended December 31, 2022 decreased 35% to $4.2 million, versus the corresponding periods one year earlier.
·	Net Income for the six months ended December 31, 2022 decreased 47% to $5.5 million, and for the quarter ended December 31, 2022 decreased 45% to $2.8 million, versus corresponding periods one year earlier.
·	Diluted Net Income per Common Share for the six month period ended December 31, 2022 decreased 46% to $0.60, and for the quarter ended December 31, 2022 decreased 44% to $0.32, versus the corresponding periods one year earlier.
·	Net Book Value Per Common Share increased by 4% to $22.25 per share at December 31, 2022, versus the corresponding period one year earlier.

MELVILLE, NEW YORK, February 14, 2023 - FONAR Corporation (NASDAQ-FONR), The Inventor of MR Scanning™, reported today its financial results for the fiscal 2023 six month period and quarter ended December 31, 2022. FONAR’s primary source of income and growth is attributable to its diagnostic imaging management subsidiary, Health Management Company of America (HMCA). In 2009, HMCA managed 9 MRI scanners. Currently, HMCA manages 40 MRI scanners.

Financial Results

Total Revenues-Net for the six months ended December 31, 2022 decreased 2% to $47.4 million, as compared to $48.2 million for the corresponding six month period ended December 31, 2021.

Total Revenues-Net for the quarter ended December 31, 2022 decreased 1% to $24.3 million as compared to $24.4 million for the quarter ended December 31, 2021.

Income from Operations for the six months ended December 31, 2022 decreased 33% to $8.1 million as compared to $12.2 million for the corresponding six month period ended December 31, 2021.

Income from Operations for the quarter ended December 31, 2022 decreased 35% to $4.2 million as compared to $6.5 million for the corresponding quarter ended December 31, 2021.

Net Income for the six months ended December 31, 2022 decreased 47% to $5.5 million as compared to $10.3 million for the corresponding six month period ended December 31, 2021.

Net Income for the quarter ended December 31, 2022 decreased 45% to $2.8 million as compared to $5.1 million for the corresponding quarter ended December 31, 2021.

Diluted Net Income per Common Share Available to Common Stockholders for the six months ended December 31, 2022 decreased 46% to $0.60 as compared to $1.11 for the corresponding six month period ended December 31, 2021.

Diluted Net Income per Common Share Available to Common Stockholders for the quarter ended December 31, 2022 decreased 44% to $0.32 as compared to $0.57 for the corresponding quarter ended December 31, 2021.

Selling, general & administrative expenses (SG&A) for the six months ended December 31, 2022 increased 31% to $12.9 million as compared to $9.9 million for the corresponding six months ended December 31, 2021.

SG&A for the quarter ended December 31, 2022 increased 38% to $6.6 million, as compared to $4.8 million for the corresponding quarter ended December 31, 2021.

The increase in SG&A was almost exclusively due to more reserves being placed on management contracts and management fees and other receivables that had resulted from the COVID-19 pandemic. In addition, workforce shortages among both MRI technologists and administrative staff prevented the company from meeting patient demand at many of our sites. This problem with hiring of skilled personnel is not unique to HMCA, as the problem exists throughout the entire healthcare industry. The ever-increasing demand for MRI studies further exacerbates the situation. HMCA-managed sites have always competed with other MRI providers for patient referrals. Now the company is competing for employees as well. Also, at the end of September, hurricane Ian had a negative impact on scan volume in Florida although to a much lesser degree.

Operating Cash Flow at December 31, 2022 was $5.9 million, compared with $5.8 million for the six-month period ended December 31, 2021.

Cash and cash equivalents and short term investments were $49.5 million at December 31, 2022 as compared to $48.7 million at June 30, 2022.

Total Current Assets at December 31, 2022 were $120.7 million as compared to $118.7 million at June 30, 2022.

Total Assets were $197.5 million at December 31, 2022 as compared to $199.3 million at June 30, 2022.

Total Current Liabilities were $13.7 million at December 31, 2022 as compared to $16.7 million at June 30, 2022.

Total Liabilities at December 31, 2022 were $49.4 million, as compared to $53.1 million at June 30, 2022.

Total Stockholders’ Equity at December 31, 2022 was $148.1 million, as compared to $146.2 million at June 30, 2022.

The ratio of Total Assets / Total Liabilities at December 31, 2022 was 4.0 as compared to 3.8 at June 30, 2022.

Working Capital increased 3% to $107.0 million at December 31, 2022 as compared to $101.9 million at June 30, 2022.

Net Book Value per Common Share increased 4% to $22.25 at December 31, 2022 as compared to $21.32 at December 31, 2021, one year ago.

Management Discussion

Timothy Damadian, Chairman, President and CEO of FONAR, said: “Scan volume at the HMCA-managed sites for the 6-month period ending on December 31, 2022 was 89,888, which was 5% lower than the scan volume in the corresponding period ending December 31, 2021 (94,460). However, scan volume improved by 2% in the last three months in comparison to the first three months of that 6-month period, from 44,476 to 45,412.”

“Although it’s been challenging returning to previous rates of scan volume growth, we are now making progress. I am pleased to report that the HMCA-managed sites have recently added 19 MRI technologists, which allows for expanded business hours and therefore higher scan volume.”

“Staffing shortages continue to be problematic across the entire nation. According to Healthcare Finance News (Jan 5, 2022), healthcare has been the second largest industry sector hit by the “Great Resignation,” with tens of thousands of workers abandoning their posts or the field altogether in the wake of the COVID-19 pandemic. On top of that, U.S. Bureau of Labor Statistics data point to a trend that more technologists will be needed to meet growing demand for imaging services. Accordingly, we have successfully developed and implemented innovative strategies for recruiting MRI technologists, as mentioned previously.”

“As of December 31, 2022, HMCA was managing 40 MRI scanners, 25 in New York and 15 in Florida. We will add a new location in Casselberry, Florida in the third fiscal quarter, followed shortly thereafter by another location in the southern part of Bronx, New York. Both brand new facilities, they are ideal extensions of the existing HMCA networks in their respective regions and are expected to contribute significantly to the growth of our Company.”

“I am grateful to our management team and all the HMCA employees who have admirably met the COVID and now the post-COVID challenges of the past few years and kept the Company profitable throughout.”

“I would also like to report that pursuant to our September 13, 2022 announcement of a FONAR stock repurchase plan of up to $9 million, we have to date repurchased 53,607 shares at a cost of $922,593.”

Company Event

On August 3, 2022, FONAR founder and The Father of MRI, Raymond V. Damadian, died at 86. Dr. Damadian was the Chairman of the Board at the time of his passing. Timothy R. Damadian, President and CEO of Fonar Corporation, succeeded his father as Chairman of the Board.

Dr. Damadian is sorely missed for his leadership and scientific achievement. Besides the discovery of the basis of MRI (1970) and the building of the world's first MRI scanner (1977), FONAR’s founder Raymond V. Damadian had continued important research. On October 5, 2011, he and FONAR scientist David Chu, Ph.D. published a study on multiple sclerosis (MS), based on observations made possible by the Company’s unique FONAR UPRIGHT® Multi-Position™ MRI.

Drs. Damadian and Chu co-authored a paper titled “The Possible Role of Cranio-Cervical Trauma and Abnormal CSF Hydrodynamics in the Genesis of Multiple Sclerosis.” The paper has been published in the journal Physiological Chemistry and Physics and Medical NMR (Sept. 20, 2011, 41: 1-17).

Using the FONAR UPRIGHT® Multi-Position™ MRI, Drs. Damadian and Chu imaged and measured cerebrospinal fluid flow of eight MS patients. Their findings revealed that the cause of multiple sclerosis may be biomechanical and related to earlier trauma to the neck, which can result in obstruction of the flow of cerebrospinal fluid (CSF), which is produced and stored in the central anatomic structures of the brain known as the ventricles. Since the ventricles produce a large volume of CSF each day (500 cc), the obstruction can result in a build-up of pressure within the ventricles, resulting in leakage of the CSF into the surrounding brain tissue. The scientists concluded that the leakage could be responsible for generating the brain lesions of multiple sclerosis. The researchers believe that the unique ability of the FONAR MRI to scan patients in an upright position is what enabled them to arrive at this result.

The complete study on multiple sclerosis can be accessed at the company website at: www.fonar.com/pdf/PCP41_damadian.pdf. A press release can be found at FONAR NEWS-100511.

While recumbent based MRI is a common tool in research medicine, more research needs to be done using Upright MRI. Nevertheless, a paper using FONAR technology titled: Upright versus supine MRI: effects of body position on craniocervical CSF flow was published on December 24, 2021 in collaboration with Doctors Marco Muccio and Yulin Ge at the Bernard and Irene Schwartz Center for Biomedical Imaging, Department of Radiology, NYU Grossman School of Medicine, New York, NY.

The study consisted of 30 asymptomatic volunteers who were scanned in the UPRIGHT® Multi-Position™ MRI scanner designed and manufactured by FONAR. The objective of the study was to understand how CSF is driven by cardiovascular brain pulsation and how it is affected by body orientation, supine or upright.

In summary, body position has significant effects on CSF flow in and out of the cranium, with more CSF oscillating in supine compared to upright position. Such difference was driven by an increased caudo-cranial diastolic CSF velocity and an increased systolic phase duration when moving from upright to supine position. Extrapolation to a 24-hour timeframe suggests that more time spent in supine position increases total amount of CSF exchange between cranial and spinal CSF space, which may play a beneficial role in waste clearance in the brain.

The study is published in Fluids and Barriers of the CNS. This is an open access, peer-reviewed journal that considers manuscripts on all CNS fluids and barrier systems in health and disease. Its Web address is fluidsbarrierscns.biomedcentral.com. It may also be found at Upright versus supine MRI: effects of body position on craniocervical CSF flow - PubMed (nih.gov).

Dr. Damadian had believed at the time that research using the UPRIGHT® Multi-Position™ MRI might have profound implications for many neurodegenerative disorders including Chiari malformation, syringomyelia and Multiple Sclerosis (MS).

About FONAR

Fonar Corporation, the Inventor of MR Scanning™, located in Melville, NY, was incorporated in 1978, and is the first, oldest and most experienced MRI company in the industry. Fonar introduced the world's first commercial MRI in 1980, and went public in 1981. Fonar's signature product is the FONAR UPRIGHT® Multi-Position™ MRI (also known as the STAND-UP® MRI), the only whole-body MRI that performs Position™ Imaging (pMRI™) and scans patients in numerous weight-bearing positions, i.e. standing, sitting, in flexion and extension, as well as the conventional lie-down position. The FONAR UPRIGHT® MRI often detects patient problems that other MRI scanners cannot because they are lie-down,"weightless-only" scanners. The patient-friendly UPRIGHT® MRI has a near-zero patient claustrophobic rejection rate. As a Fonar customer states, "If the patient is claustrophobic in this scanner, they'll be claustrophobic in my parking lot." Approximately 85% of patients are scanned sitting while watching TV.

Fonar has new works-in-progress technology for visualizing and quantifying the cerebral hydraulics of the central nervous system, the flow of cerebrospinal fluid (CSF), which circulates throughout the brain and vertebral column at the rate of 32 quarts per day. This imaging and quantifying of the dynamics of this vital life-sustaining physiology of the body's neurologic system has been made possible first by Fonar's introduction of the MRI and now by this latest works-in-progress method for quantifying CSF in all the normal positions of the body, particularly in its upright flow against gravity. Patients with whiplash or other neck injuries are among those who will benefit from this new understanding.

Fonar's primary source of income and growth is attributable to its wholly-owned diagnostic imaging management subsidiary, Health Management Company of America (HMCA) www.hmca.com.

Fonar's substantial list of patents includes recent patents for its technology enabling full weight-bearing MRI imaging of all the gravity sensitive regions of the human anatomy, especially the brain, extremities and spine. It includes its newest technology for measuring the Upright cerebral hydraulics of the cerebrospinal fluid (CSF) of the central nervous system. FONAR UPRIGHT® Multi-Position™ MRI is the only scanner licensed under these patents.

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This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

ASSETS

	December 31, 2022	June 30, 2022
Current Assets:
Cash and cash equivalents	$49,505	$48,723
Short term investments	32	32
Accounts receivable – net	3,949	4,336
Accounts receivable – related party	60	—
Medical receivable – net	19,685	20,109
Management and other fees receivable – net	34,910	33,419
Management and other fees receivable – related medical practices – net	8,941	8,603
Inventories	2,634	2,360
Prepaid expenses and other current assets	1,033	1,104
Total Current Assets	120,749	118,686

Accounts receivable – long term	1,278	1,872
Deferred income tax asset - net	10,536	12,843
Property and equipment – net	21,627	22,282
Right-of-use Asset – operating lease	34,107	34,232
Right-of-use Asset – financing lease	829	928
Goodwill	4,269	4,269
Other intangible assets – net	3,577	3,704
Other assets	526	526
Total Assets	$197,498	$199,342

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

LIABILITIES AND STOCKHOLDERS’ EQUITY

	December 31, 2022	June 30, 2022
Current Liabilities:
Current portion of long-term debt and capital leases	$42	$40
Accounts payable	866	1,552
Other current liabilities	4,137	6,417
Unearned revenue on service contracts	3,847	4,289
Unearned revenue on service contracts – related party	55	—
Operating lease liability – current portion	3,952	3,880
Financing lease liability – current portion	214	210
Customer deposits	632	361

Total Current Liabilities	13,745	16,749

Long-Term Liabilities:
Unearned revenue on service contracts	1,296	1,857
Deferred income tax liability	216	216
Due to related medical practices	93	93
Operating lease liability – net of current portion	33,158	33,091
Financing lease liability – net of current portion	709	838
Long-term debt and capital leases, less current portion	137	155
Other liabilities	74	107
Total Long-Term Liabilities	35,683	36,357
Total Liabilities	49,428	53,106

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

LIABILITIES AND STOCKHOLDERS’ EQUITY (Continued)

STOCKHOLDERS' EQUITY:	December 31, 2022	June 30, 2022*
Class A non-voting preferred stock $.0001 par value; 453 shares authorized at December 31, 2022 and June 30, 2022, 313 issued and outstanding at December 31, 2022 and June 30, 2022	$—	$—
Preferred stock $.001 par value; 567 shares authorized at December 31, 2022 and June 30, 2022, issued and outstanding – none	—	—
Common Stock $.0001 par value; 8,500 shares authorized at December 31, 2022 and June 30, 2022, 6,563 and 6,566 issued at December 31, 2022 and June 30, 2022, respectively 6,538 and 6,554 outstanding at December 31, 2022 and June 30, 2022 respectively	1	1
Class B Common Stock (10 votes per share) $.0001 par value; 227 shares authorized at December 31, 2022 and June 30, 2022; .146 issued and outstanding at December 31, 2022 and June 30, 2022	—	—
Class C Common Stock (25 votes per share) $.0001 par value; 567 shares authorized at December 31, 2022 and June 30, 2022, 383 issued and outstanding at December 31, 2022 and June 30, 2022	—	—
Paid-in capital in excess of par value	184,130	184,531
Accumulated deficit	(29,288)	(33,567)
Treasury stock, at cost – 25 shares of common stock at December 31, 2022 and 12 shares of common stock at June 30, 2022	(751)	(675)
Total Fonar Corporation’s Stockholders’ Equity	154,092	150,290
Noncontrolling interests	(6,022)	(4,054)
Total Stockholders' Equity	148,070	146,236
Total Liabilities and Stockholders’ Equity	$197,498	$199,342

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

	FOR THE THREE MONTHS ENDED DECEMBER 31,
REVENUES	2022	2021
Patient fee revenue – net of contractual allowances and discounts	$7,129	$7,443
Product sales – net	170	198
Service and repair fees – net	1,838	1,907
Service and repair fees - related parties – net	28	28
Management and other fees – net	12,092	12,108
Management and other fees - related medical practices – net	2,999	2,795
Total Revenues – Net	24,256	24,479
COSTS AND EXPENSES
Costs related to patient fee revenue	4,023	3,323
Costs related to product sales	214	190
Costs related to service and repair fees	722	719
Costs related to service and repair fees - related parties	11	10
Costs related to management and other fees	6,622	6,924
Costs related to management and other fees – related medical practices	1,492	1,690
Research and development	342	370
Selling, general and administrative	6,598	4,770
Total Costs and Expenses	20,024	17,996
Income From Operations	4,232	6,483
Other (Expense) Income	(208)	47
Interest Expense	(12)	(23)
Investment Income	263	60
Income Before Provision for Income Taxes and Noncontrolling Interests	4,275	6,567
Provision for Income Taxes	(1,463)	(1,430)
Net Income	2,812	5,137
Net Income - Noncontrolling Interests	(580)	(1,117)
Net Income – Attributable to FONAR	$2,232	$4,020
Net Income Available to Common Stockholders	$2,097	$3,777
Net Income Available to Class A Non-Voting Preferred Stockholders	$101	$181
Net Income Available to Class C Common Stockholders	$34	$62
Basic Net Income Per Common Share Available to Common Stockholders	$0.32	$0.58
Diluted Net Income Per Common Share Available to Common Stockholders	$0.32	$0.57
Basic and Diluted Income Per Share – Class C Common	$0.09	$0.16
Weighted Average Basic Shares Outstanding – Common Stockholders	6,527	6,554
Weighted Average Diluted Shares Outstanding – Common Stockholders	6,655	6,682
Weighted Average Basic and Diluted Shares Outstanding – Class C Common	383	383

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

	FOR THE SIX MONTHS ENDED DECEMBER 31,
REVENUES	2022	2021
Patient fee revenue – net of contractual allowances and discounts	$13,205	$14,294
Product sales – net	200	346
Service and repair fees – net	3,658	3,844
Service and repair fees - related parties – net	55	55
Management and other fees – net	24,342	24,081
Management and other fees - related medical practices – net	5,987	5,589
Total Revenues – Net	47,447	48,209
COSTS AND EXPENSES
Costs related to patient fee revenue	7,822	6,479
Costs related to product sales	383	299
Costs related to service and repair fees	1,440	1,443
Costs related to service and repair fees – related parties	22	21
Costs related to management and other fees	13,124	13,801
Costs related to management and other fees – related medical practices	2,890	3,326
Research and development	691	755
Selling, general and administrative	12,932	9,860
Total Costs and Expenses	39,304	35,984
Income From Operations	8,143	12,225
Other (Expense) Income	(197)	858
Interest Expense	(27)	(40)
Investment Income	414	122
Income Before Provision for Income Taxes and Noncontrolling Interests	8,333	13,165
Provision for Income Taxes	(2,871)	(2,846)
Net Income	5,462	10,319
Net Income – Noncontrolling Interests	(1,183)	(2,412)
Net Income – Attributable to FONAR	$4,279	$7,907
Net Income Available to Common Stockholders	$4,020	$7,430
Net Income Available to Class A Non-Voting Preferred Stockholders	$193	$355
Net Income Available to Class C Common Stockholders	$66	$122
Basic Net Income Per Common Share Available to Common Stockholders	$0.62	$1.13
Diluted Net Income Per Common Share Available to Common Stockholders	$0.60	$1.11
Basic and Diluted Income Per Share – Class C Common	$0.17	$0.32
Weighted Average Basic Shares Outstanding – Common Stockholders	6,534	6,554
Weighted Average Diluted Shares Outstanding – Common Stockholders	6,662	6,682
Weighted Average Basic and Diluted Shares Outstanding – Class C Common	383	383

 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

	FOR THE SIX MONTHS ENDED DECEMBER 31,
	2022	2021
Cash Flows from Operating Activities:
Net income	$5,462	$10,319
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,218	2,358
Amortization on right-of-use assets	2,238	1,644
Provision for bad debts	2,891	822
Deferred income tax – net	2,306	2,437
Gain on forgiveness of PPP loan	—	(701)
(Increase) decrease in operating assets, net:
Accounts, medical and management fee receivable(s)	(3,375)	(2,429)
Notes receivable	11	22
Inventories	(274)	(436)
Prepaid expenses and other current assets	60	(33)
Other assets	—	102
Increase (decrease) in operating liabilities, net:
Accounts payable	(685)	(1,090)
Other current liabilities	(3,228)	(5,395)
Operating lease liabilities	(1,874)	(1,414)
Financing lease liabilities	(126)	(101)
Customer deposits	271	(277)
Other liabilities	(33)	(33)
Net cash provided by operating activities	5,862	5,795
Cash Flows from Investing Activities:
Purchases of property and equipment	(1,362)	(2,106)
Purchase of noncontrolling interests	—	(546)
Cost of patents	(74)	(38)
Net cash used in investing activities	(1,436)	(2,690)
Cash Flows from Financing Activities:
Repayment of borrowings and capital lease obligations	(15)	(13)
Purchase of treasury stock	(478)	—
Distributions to noncontrolling interests	(3,151)	(2,701)
Net cash used in financing activities	(3,644)	(2,714)
Net Increase in Cash and Cash Equivalents	782	391
Cash and Cash Equivalents – Beginning of Period	48,723	44,460
Cash and Cash Equivalents – End of Period	$49,505	$44,851